Exhibit 99.1

April 29, 2004

FROM:

Accredited Home Lenders Holding Co.

15090 Avenue of Science

San Diego, CA 92128

Rick Howe, 858.676.2148

rhowe@accredhome.com

FOR IMMEDIATE RELEASE

ACCREDITED REPORTS $1.05 EPS FOR Q1,

UP FROM $0.85 IN Q1 2003

Net Income up 52%; Revenues rise 50%;

On-Balance Sheet Portfolio grows 94% over Q1 2003

SAN DIEGO, April 29—Accredited Home Lenders Holding Co. (Nasdaq: LEND), a nationwide mortgage banker specializing in non-prime residential mortgage loans, today announced record first quarter results for the period ended March 31, 2004.

Net income for the quarter ended March 31, 2004 was $22.5 million, or $1.05 earnings per share on a fully-diluted basis, an increase of 52% over net income of $14.8 million for the comparable period in 2003. Total revenues for the quarter increased by 50% to $119.0 million from $79.1 million for the comparable period in 2003.

Chairman and CEO James Konrath said: “We were very pleased with our results for the first quarter. After experiencing the expected seasonal slowdown in volume during January and February, we closed more than $1 billion in new loans during March setting both new monthly and quarterly records for the company.”

Mr. Konrath added, “As a result of this strong volume, we grew our on-balance sheet portfolio by 94% over first quarter 2003 to $4.1 billion. We completed a $505 million securitization, and we were holding $418 million for a second quarter securitization. We estimate that the on-balance sheet portfolio contributed approximately 36% of our first quarter profitability, and provides a basis for consistent future earnings as we continue to grow our on-balance sheet portfolio.”

First Quarter Operational Highlights

•	Mortgage origination volume of $2.4 billion, compared to $1.5 billion in 2003, an increase of 63%. Originations in the first quarter were the highest ever in Accredited’s 14-year history.

•	Record loans on-balance sheet of $4.1 billion at March 31, 2004, an increase of $2.1 billion, or 94%, from March 31, 2003, and an increase of $667.3 million, or 20%, from December 31, 2003.

•	Whole loan sales of $1.6 billion, compared to $1.1 billion during the same period in 2003, an increase of 47%.

•	Portfolio income (interest income less interest expense and provision for losses) of $32.2 million, compared to $13.6 million in the first quarter of 2003, an increase of 137%. As a percentage of total revenue less interest expense and provision for losses, portfolio income increased from 23% in the first quarter of 2003, to 36% in 2004. We estimate that this ratio is representative of the portfolio’s contribution to profitability.

Financial Summary ($000)

	Q1 2003	Q1 2004	% Change
Total Revenues	$79,140	$118,963	50.3%
Total Expenses	54,457	81,453	49.6%
Income before Taxes	24,683	37,510	52.0%
Income Taxes	9,873	15,004	52.0%
Net Income	14,810	22,506	52.0%

The 50% increase in total revenues from first quarter 2003 to 2004 resulted primarily from increases in the interest income and gain on sale of loans. Interest income increased 88% from $32.3 million in 2003 to $60.6 million in 2004, primarily due to the increased loan portfolio, partially offset by a decrease in the weighted average interest rate. The increase in the size of the loan portfolio resulted from additional securitizations structured as financings and higher loan origination volume held in warehouse lines. The gain on sale of loans increased 27% from $43.2 million in 2003 to $54.7 million in 2004 owing primarily to higher volume of whole loan sales for cash. Our average whole loan sale premium, net of hedging, decreased from 4.0% in the first quarter of 2003 to 3.7% in the comparable period of 2004 due to more competitive pricing in the origination market.

Total expenses increased 50% from $54.5 million in the first quarter of 2003 to $81.5 million in the same period in 2004, due primarily to the increase in interest expense resulting from the growth of the loan portfolio, an increase in loan volume, and an increase in the number of employees related to that growth.

•	Portfolio Growth Related Expenses

✓	Interest expenses increased by 72% from $12.2 million in the first quarter of 2003 to $20.9 million in the same period of 2004, due primarily to an increase in the average outstanding borrowings, partially offset by a decrease in the average borrowing rate. The increase in the average outstanding borrowings is consistent with the growth in the loan portfolio.

✓	Provision for losses increased by 15% from $6.5 million in the first quarter of 2003 to $7.4 million in 2004, reflecting the growth and aging of our portfolio, but partially offset by lower delinquency rates.

•	Business Operations Related Expenses

✓	Compensation expenses increased by 48% from $23.9 million in the first quarter of 2003 to $35.4 million in the first quarter of 2004 due to the growth in the number of employees and increased commission and bonus costs related to higher loan originations and profits.

✓	General, administrative, and other expenses increased by 49% from $11.9 million in the first quarter of 2003 to $17.7 million in the first quarter of 2004 due to increases in loan volume, number of staff and number of locations.

✓	Total business operations related expenses increased by 48% from $35.8 million in the first quarter of 2003 to $53.1 million in the first quarter of 2004.

•	Net Profit

✓	Income before taxes increased from $24.7 million in the first quarter of 2003 to $37.5 million in the first quarter of 2004.

✓	Net Income increased 52% from the comparable period in the prior year to $22.5 million for the quarter.

Loan Originations

The company originated a quarterly record $2.4 billion of mortgage loans for the quarter ended March 31, 2004, compared to $1.5 billion of mortgage loan originations in the comparable period for 2003, an increase of 63%.

Wholesale and retail originations for the quarter represented 90% and 10%, respectively, of total loan production, virtually unchanged from the same quarter in the prior year.

The company’s net cost to originate mortgage loans was 2.2% for the quarter, compared to 2.3% in the first quarter of 2003 and 2.1% for all of 2003. The improvement from the first quarter of 2003 as compared to first quarter of 2004 is due to gross origination costs decreasing 29 basis points, partially offset by a decline of 19 basis points in net points and fees collected.

Loan Dispositions

During the first quarter of 2004, $1.6 billion of mortgage loans were sold in whole loan sales for cash, $504.9 million of mortgage loans went into a securitization structured as a financing, $418.2 million of mortgage loans were held for a second quarter securitization, and $1.5 billion of mortgage loans were held for sale.

While more than 46% of Accredited’s revenues were generated from whole loan sales in the first quarter of 2004, 51% of revenues came from interest income on the loan portfolio, compared to 41% during the same period in the prior year. This increased contribution of interest income to total revenue is the result of the continued growth in the portfolio.

Portfolio Performance and Loan Servicing

The company’s servicing portfolio totaled $4.3 billion at March 31, 2004. The portfolio has increased from $2.6 billion at March 31, 2003 and increased $631.1 million, or 17%, from $3.7 billion at December 31, 2003. This was primarily due to an increase in the loans held for sale and securitized loan inventory. Delinquent loans (30 or more days past due, including foreclosures and real estate owned) were 1.4% of the serviced portfolio at March 31, 2004, compared to 2.5% at March 31, 2003 and 1.8% at December 31, 2003. The company attributes this improvement in delinquency to the recent increase in the size of the servicing portfolio and a combination of rigorous credit standards and prudent collection practices.

Liquidity

The company had approximately $2.7 billion in warehouse credit capacity at March 31, 2004 and $109.0 million in available cash and additional liquidity from voluntary warehouse line paydowns. Our warehouse line usage totaled $1.8 billion at March 31, 2004.

Leverage

The company’s debt-to-equity ratio (total liabilities divided by stockholders’ equity) at March 31, 2004 was 16.7 to 1, compared to 15.5 to 1 at December 31, 2003 due largely to the strong production and associated warehouse line usage in March. Management intends to continue to issue securitizations structured as financings in order to grow the on-balance sheet portfolio. The accounting for securitizations structured as financings recognizes income more closely with the receipt of cash payments from borrowers and helps to provide a more consistent source of income in future periods.

Business Outlook

The following statements are forward-looking and actual results may differ materially. Please see the Safe Harbor Statement section of this news release for a description of certain risk factors and the company’s annual report on Form 10-K filed with the Securities and Exchange Commission on March 26, 2004 for a more complete description of risks.

Capital Structure Plans

The company has studied the following capital structure alternatives in considerable detail: (a) remaining a C-corporation without adding new equity; (b) remaining a C-corporation, but with an infusion of additional equity; and (c) becoming a

REIT, either by forming a new REIT parent or by making a REIT election of the current entity.

In studying the alternatives, the company engaged in extensive research and due diligence, including a review of relevant issues with legal and tax experts as well as seeking the advice of numerous investment bankers and others who specialize in this area.

After reviewing all options, the company concluded that it is in the best interests of the company and our stockholders to raise equity capital and grow its portfolio more expeditiously. In today’s market, the company expects to be able to raise capital on attractive terms that will be accretive in future periods. New equity will also help reduce leverage.

Regarding the capital structure alternatives, while the company found certain arguments for becoming a REIT to be compelling, it also found the structure would add significant administrative complexity. The company received divergent advice concerning how a hybrid REIT should be structured and how it would be valued. This resulted in a wide range of potential returns for our stockholders.

Thus, the company believes the optimal course of action for its shareholders, at this time, is to raise equity capital and continue to grow additional portfolio income as a C-corporation until such time as the uncertainties surrounding the valuation of a hybrid REIT are resolved in the market place. The company has neither rejected nor embraced the idea of becoming a REIT in the long term. Accredited will, however, re-consider this option in 2005 when substantially better information and precedent are expected to be available.

In the meantime, the company intends to move forward with raising capital under the present C-corporation structure in order to fund growth of its on-balance sheet portfolio. Following any determination of the nature, timing, terms, and amount of capital to be raised, the company will announce such matters when appropriate to do so under relevant securities law.

Earnings Guidance for Second Quarter 2004

The company expects diluted earnings per share for the second quarter to be in a range of $1.25 to $1.35, based on an estimated weighted average of approximately 21.7 million shares outstanding. The forecast assumes better than planned origination volume, combined with initiating the strategy of growing the portfolio at a faster pace during the quarter. See comments in the following paragraph for a more detailed explanation of this strategy.

Earnings Guidance for 2004

For the total year 2004, the company reaffirms its earnings estimate of $5.00 to $5.25 per share, based on approximately 21.8 million weighted average shares on a fully-diluted basis. Despite the strong performance to date in 2004, the company has not increased guidance for the year as a whole because of the anticipated issuance of new equity described above and the associated retention of incremental loans on the balance sheet, which will reduce the loans available for sale. The company anticipates that higher origination volume will provide both sufficient loan sales to achieve the previous earnings guidance while also increasing the on-balance sheet portfolio. This portfolio growth will contribute to both increased and consistent earnings in future periods, and also help the company achieve its goal of having more than 50% of the company’s profits coming from the on-balance sheet portfolio by the end of 2005.

Conference Call

Accredited will host a conference call for analysts and investors on April 29, 2004 at 2:30 p.m. (Pacific Daylight Time) to discuss the company’s financial results for the first quarter. Those individuals who would like to participate on the conference call should contact Mitzi Gimenez, investor relations manager at 858.676.2155 to receive details regarding the call.

The call is being web cast by CCBN and can be accessed live at Accredited’s web site – www.accredhome.com. A replay of the conference will be archived on the web site.

About Accredited

Accredited Home Lenders Holding Co. is a nationwide mortgage banking company that originates, finances, sells, securitizes and services non-prime mortgage loans secured by residential real estate. The company is headquartered in San Diego. Additional information may be found at www.accredhome.com.

Safe Harbor Statement

Certain matters discussed in this news release constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include statements regarding the company’s planned capital raising and revenue generating strategies, corporate restructurings, projected growth, anticipated securitizations, expected net earnings for 2004; the company’s liquidity; the company’s outlook on the competitive and regulatory environments and the company’s intended loan disposition strategy. Actual results and the timing of certain events could differ materially from those projected in or contemplated by these forward-looking statements due to a number of factors, including but not limited to: interest rate volatility and the level of interest rates generally; general political and economic conditions; the sustainability of loan origination volumes; the availability of financing for the origination of mortgage loans; the ability of the company to sell or securitize mortgage loans; the company’s ability to grow its portfolio and access the capital markets; and other risk factors outlined in Accredited Home Lenders Holding Co.’s annual report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 26, 2004 and other SEC filings.

This Press Release does not constitute an offer to sell, nor is it a solicitation of an offer to buy, any securities of the Company.

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Accredited Home Lenders: Financial Summary

	Three Months Ended March 31,
	2003	2004
	(dollars in thousands)
Operating Data:
Interest Income	$32,297	$60,626
Gain on sale of loans	43,171	54,730
Loan servicing income	1,882	1,563
Net gain on mortgage-related securities and derivatives	1,399	1,842
Other income	391	202

Total revenues	79,140	118,963

Salaries, wages and benefits	23,902	35,394
General, administrative, and other expenses	11,880	17,680

Total operating expenses	35,782	53,074

Interest Expense	12,167	20,930
Provision for losses	6,508	7,449

Total expenses	54,457	81,453

Income before income taxes	24,683	37,510
Income taxes	9,873	15,004

Net income	$14,810	$22,506

Basic earnings per share	$1.19	$1.12

Diluted earnings per share	$0.85	$1.05

Weighted average shares outstanding:
Basic	12,445	20,119

Diluted	17,419	21,504

	Three Months Ended March 31,
	2003	2004
	(dollars in thousands)
Other Data:
Originations:
Wholesale	$1,302,809	$2,147,552
Retail & Other	$157,742	$234,206

Total mortgage loan originations	$1,460,551	$2,381,758
Net cost to originate:
Wholesale channel (1)	2.4%	2.2%
Retail channel (1)	1.9%	2.6%

Total net cost to originate (1)	2.3%	2.2%
Weighted average coupon rate of mortgage loan originations	7.9%	7.3%
Weighted average credit score (2)	630	634
Loan sales and securitizations:
Whole loan sales	$1,073,353	$1,579,816
Mortgage loans securitized	$—	$504,925

Total loan sales and securitizations	$1,073,353	$2,084,741

Net premium received on whole loan sales (3)	4.0%	3.7%
Annualized losses on serviced portfolio as a percentage of average serviced assets	0.7%	0.4%

	At March 31,	At December 31	At March 31,
	2003	2003	2004
	(dollars in thousands)
Serviced Portfolio:
Loans held for disposition and real estate owned	$1,369,086	$1,627,105	$1,913,230
Securitized/on balance sheet	$723,287	$1,761,132	$2,142,323
Sold servicing retained or securitized/off balance sheet	$489,344	$307,739	$271,569

Total serviced portfolio at period end	$2,581,717	$3,695,976	$4,327,122

Total delinquent at period end (4)	2.5%	1.8%	1.4%
Total number of leased locations at period end	35	46	50
Total number of employees	1,471	2,056	2,081

(1) Net cost to originate is defined as total operating expenses, less loan servicing related costs, plus yield spread premiums, less points and fees collected, all prior to any deferrals of origination costs for accounting purposes.

(2) Represents borrowers’ average credit score at origination obtained from one or more of the three principal credit bureaus.

(3) The net premium received on whole loan sales is computed based on the cash premiums received on whole loan sales, net of gain (loss) on related derivatives.

(4) Delinquent is defined as loans that are 30 or more days delinquent, including loans in foreclosure and loans converted into real estate owned (REO).

	At March 31,	At December 31,	At March 31,
	2003	2003	2004
Balance Sheet Data:
Mortgage loans held for sale, net	$1,116,593	$1,281,728	$1,489,171
Mortgage loans held for securitization	242,922	334,266	418,170
Securitized loans, net	723,333	1,751,318	2,139,009
Mortgage-related securities, at fair value	6,702	3,692	4,286
Mortgage servicing rights, net	2,551	1,119	812
Other Assets	85,643	129,294	164,198

Total Assets	$2,177,744	$3,501,417	$4,215,646

Total warehouse and residual interest financing	1,304,343	1,515,195	1,816,200
Securitization bond financing	710,006	1,724,389	2,094,043
Other Liabilities	43,508	49,610	67,212

Total Liabilities	2,057,857	3,289,194	3,977,455
Total stockholders’ equity	119,887	212,223	238,191

Total Liabilities and Stockholders’ Equity	$2,177,744	$3,501,417	$4,215,646

Debt-to-equity ratio	17.2	15.5	16.7